                                                                    Exhibit 21.1

                                                            Date and State of
      Subsidiary Name                   Business Ownership    Incorporation
      ---------------                   -------- --------- --------------------
      VAALCO Energy (USA), Inc........   Energy     100%   10/16/96 Delaware
      VAALCO Gabon (Etame), Inc.......   Energy     100%    6/14/95 Delaware
      VAALCO Production (Gabon),
       Inc............................   Energy     100%    6/14/95 Delaware
      Alcorn (Philippines), Inc.......   Energy     100%    2/28/86 Delaware
      Alcorn (Production) Philippines,
       Inc............................   Energy     100%    2/28/86 Delaware
      Altisima Energy, Inc............   Energy      99%    1/18/99 Philippines